Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Main: 212-407-4000 Fax: 212-407-4990

June 25, 2018

Hui Ying Financial Holdings Corporation

Room 2403, Shanghai Mart Tower
2299 West Yan’an Road, Changning District
Shanghai, China

Re:	Hui Ying Financial Holdings Corporation

Ladies and Gentlemen:

We have acted as counsel to Hui Ying Financial Holdings Corporation, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-219451) (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale by the Company of (i) 5,555,555 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) underwriters’ warrants to purchase up to a number of shares of Common Stock equal to 5% of the number of Shares sold pursuant to the Registration Statement, at a per share exercise price equal to 125% of the public offering price per Share, substantially in the form filed as Exhibit 4.3 to the Registration Statement (the “Underwriter Warrants”), and (iii) all shares of Common Stock issuable upon exercise of the Underwriter Warrants (the “Warrant Shares”). We understand that (a) the Shares are proposed to be sold for sale to the public, and (b) the Underwriter Warrants are proposed to be issued to the underwriters, as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by the Company and the underwriters (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Underwriter Warrants have been duly authorized by the Company and, when executed by the Company and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares have been duly authorized and, when issued and paid for, upon exercise of the Underwriter Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution, and solely with respect to the Underwriter Warrants, the applicable statutory provisions of the New York Consolidated Laws, General Obligations Law. We express no opinion with respect to any other laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP